Filed Pursuant to Rule 433

Registration No. 333-269820

Issuer Free Writing Prospectus dated February 16, 2023

Relating to Preliminary Prospectus Supplement dated February 16, 2023

LEIDOS, INC.

$750,000,000 5.750% NOTES DUE 2033

PRICING TERM SHEET

February 16, 2023

Issuer:	Leidos, Inc.

Guarantor:	Leidos Holdings, Inc.

Security Description:	5.750% Notes due 2033

Principal Amount:	$750,000,000

Maturity Date:	March 15, 2033

Benchmark Treasury:	3.500% due February 15, 2033

Benchmark Treasury Price and Yield:	97-05+ / 3.843%

Spread to Benchmark Treasury:	+200 bps

Yield to Maturity:	5.843%

Coupon:	5.750%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2023

Initial Price to Public:	99.297%

Gross Proceeds to the Issuer:	$744,727,500

Optional Redemption Provision:

Prior to December 15, 2032 (three months prior to the maturity date of the Notes) (the “Par Call Date”), at a redemption price equal to the greater of (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) at the Treasury Rate + 30 basis points and (ii) 100% of the principal amount of the Notes to be redeemed.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the redeemed Notes.

Day Count Convention:	30/360

CUSIP / ISIN:	52532X AJ4 / US52532XAJ46

Ratings*:	Baa2 / BBB- (Moody’s / S&P)

Trade Date:	February 16, 2023

Settlement Date**:	February 28, 2023 (T+7)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Capital One Securities, Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp. Fifth Third Securities, Inc. Goldman Sachs & Co. LLC Regions Securities LLC TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: It is expected that delivery of the Notes will be made against payment therefor on or about February 28, 2023, which will be the seventh business day following the date hereof (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer and guarantor have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer and guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or MUFG Securities Americas Inc. toll free at 1-877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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